(m)(1)(i)

AMENDED SCHEDULE A

with respect to the

SEVENTH AMENDED AND RESTATED

DISTRIBUTION AND SERVICE PLAN

for

VOYA EQUITY TRUST

Name of Fund	Maximum Class A Combined Distribution and Service Fees	Maximum Class B Combined Distribution and Service Fees	Maximum Class C Combined Distribution and Service Fees
Voya Large Cap Value Fund	0.25%	1.00%	1.00%
Voya MidCap Opportunities Fund	0.25%	1.00%	1.00%
Voya Real Estate Fund	0.25%	1.00%	1.00%
Voya SmallCap Opportunities Fund	0.25%	1.00%	1.00%
Voya SMID Cap Growth Fund	0.25%	N/A	N/A
Voya U.S. High Dividend Low Volatility Fund	0.25%	N/A	N/A